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                                   EXHIBIT 3.2

  Designation of Rights and Preferences of Series A Convertible Preferred Stock
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                           CERTIFICATE OF DESIGNATION
                     OF SERIES A CONVERTIBLE PREFERRED STOCK
                     OF BBJ ENVIRONMENTAL TECHNOLOGIES, INC.

    Pursuant to NRS 78.1955(1) of the Nevada Revised Statutes included in the
                     Corporation Code of the State of Nevada

     BBJ Environmental Technologies, Inc. ("the Company"), a corporation organized and existing under the Corporation Code of the State of Nevada, does hereby certify:

     FIRST: In accordance with the provisions of Article FOURTH of the Company's Articles of Incorporation, the Corporation's Board of Directors is authorized to designate in series the rights, preferences and privileges of shares of preferred stock; and

     SECOND: That pursuant to the authority conferred upon by the Board of Directors of the Company by Article FOURTH of its Articles of Incorporation, and pursuant to the provisions of the revised Corporation Code of the State of Nevada, said Board of Directors, acting on a meeting duly called and held on February 14, 2002, adopted the following resolution which remains in full force and effect as of the date hereof:

     RESOLVED, that the Board of Directors deems it advisable and does hereby approve, from the authorized but unissued shares of preferred stock of the Corporation, $1.00 par value (the "Preferred Stock"), a series of Preferred Stock to consist of 450,000 shares which shall be designated Series A Convertible Preferred Stock and hereby fixes the designations, rights, preferences and privileges of the shares of such series, in addition to those set forth in the Articles of Incorporation, if any, as follows:

     Voting: Each share of Series A Convertible Preferred Stock shall have one
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     vote and shall vote together with the Company's Common Stockholders on each matter presented for shareholder vote, except when voting as a separate class is required by Nevada law. In the event that the Board of Directors of the Company declares a stock split, stock dividend, combination and/or the like on its Common Stock, the Board shall take similar action with respect to its then outstanding Series A Convertible Preferred Stock.

     Preference on Liquidation: Each share of Series A Convertible Preferred
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     Stock shall be entitled to a preference on liquidation equal to $1.00 per share, subject to appropriate adjustment by the Board of Directors of the Company due to stock splits, stock dividends, combinations and the like.

     Convertibility: Each share of Series A Convertible Preferred Stock may be
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     converted by the holder into eight shares of Common Stock at any time after issuance.

and it was further

     RESOLVED, that the proper officers of the Corporation are hereby authorized and directed to take any and all action to execute any and all instruments and documents deemed necessary with the Secretary of State, State of Nevada to file the certificate of designation.

     IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by Jerry Schinella, its President, and attested by Michael J. Gordon, its Vice President of Corporate Administration and Secretary, as of this 14th day of February 2002.

                                            BBJ ENVIRONMENTAL TECHNOLOGIES, INC.


                                            By: /s/ Jerry Schinella, President

ATTEST:
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/s/ Michael J. Gordon
Vice President of Corporate Administration and Secretary

STATE OF FLORIDA               )
COUNTY OF HILLSBOROUGH         )

     This instrument was acknowledged before me on this 14th day of February, 2002, by Jerry Schinella, as President, of BBJ Environmental Technologies, Inc.


                                                        ------------------------
                                                                (notary public)

                                         My appointment expires         , 200  .
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